Exhibit 99.12

SHARE TRANSFER AGREEMENT

BY AND AMONG

BISON ENTERTAINMENT AND MEDIA GROUP

AND

BISON ENTERTAINMENT INVESTMENT LIMITED

OCTOBER 24, 2019

SHARE TRANSFER AGREEMENT

This SHARE TRANSFER AGREEMENT (this “Agreement”) is entered into as of October 24, 2019, by and among:

1. Bison Entertainment and Media Group, a limited company duly incorporated and validly existing under the Laws of Cayman Islands (the “Transferor”);

2. Bison Entertainment Investment Limited, a limited company duly incorporated and validly existing under the Laws of British Virgin Islands (the “Transferee”); and

Each of the forgoing parties shall be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Transferee desires to accept from the Transferor, and the Transferor desires to assign to the Transferee, an aggregate of 3,900,000 shares of the Company as at the date of this Agreement pursuant to the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the terms defined in the preamble have the respective meanings ascribed to them therein, and the following terms have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks are required or authorized by Law or executive order to be closed in the Cayman Islands or Hong Kong.

“Control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting equity interests, as trustee or executor, by contract or otherwise.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, writ, decree, permit, license or other requirement or rule of law of any Governmental Authority.

“Lien” means any mortgage, lien, pledge, claim, charge, security interest, adverse claim, transfer restriction or encumbrance of any kind.

“Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to materially delay or prevent the consummation of the transaction contemplated by this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Authority or any agency, instrumentality or political subdivision of any governmental entity, or any other entity or body.

2. accept AND transfer OF SHARES

2.1 Transfer of Shares; Closing Account.

(a) Cinedigm Corp. is a limited liability company organized and existing under the laws of the State of Delaware, which shares are traded on NASDAQ Stock Market with the ticker symbol “CIDM” (“Company”).

(b) Thansfer. Subject to the terms and conditions of this Agreement, the Transferee agrees to accept from the Transferor at the Closing (as defined below) and the Transferor agrees to assign to the Transferee at the Closing an aggregate of 3,900,000 shares of par value of $0.001 of the Company (the “Shares”).

2.2 Closing. Subject to the fulfillment of the conditions set forth in Sections 3 below (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the consummation of the transfer of the Shares (the “Closing”) shall take place within 3 days upon the conditions set forth in Sections 3 are being met or waived.

(a) At the Closing, the Company shall cause its register of members to be updated to reflect the Shares acceptd by the Transferee, and shall deliver a copy of such updated share register to the Transferee, certified as a true and correct copy by the Company’s registered agent.

(b) the Company shall deliver to the Transferee one or more certificates representing the Shares being acceptd by the Transferee hereunder at the Closing.

3. CONDITIONS PRECEDENT TO CLOSING

3.1 The obligations of the Transferee to accept the Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Transferee:

(a) Material Adverse Effect. Since the date of this Agreement, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company.

(b) Proceedings and Documents. All corporate and other proceedings of the Company in connection with the transaction contemplated at the Closing and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Transferee, and the Transferee (or its legal counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. The Transferor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Transferor on or before the Closing.

(c) Authorizations. The Transferor shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of the transaction contemplated by this Agreement, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the transaction contemplated in this Agreement, and all such authorizations, approvals, waivers and permits shall be effective as of the Closing.

(d) Representations and Warranties. The representations and warranties of the Transferor shall be true, complete and correct in all material respects as of the Closing.

(e) Restated Articles. The memorandum and articles of association of the Company shall have been amended and restated. Such amended and restated memorandum and articles of association shall have been duly adopted by all necessary actions of the board of directors and/or the members of the Company.

3.2 The obligations of the Transferor to assign the Shares to the Transferee at the Closing are subject to the fulfillment by the Transferee, on or before the Closing, of each of the following conditions, unless otherwise waived by writing:

(a) Representations and Warranties. The representations and warranties of the Transferee shall be true, complete and correct in all material respects as of the Closing.

(b) Performance. The Transferee shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c) Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the transfer of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

(d) Transaction Document. The Transferee shall have executed and delivered this Agreement which the Transferee is a party.

4. REPRESENTATIONS AND WARRANTIES OF THE Transferor

The Transferor represents and warrants to the Transferee that the following statements are true, correct and complete with respect to the Transferor as of the Closing:

(a) The Transferor is the sole legal and beneficial owner of the Shares;

(b) No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Transferor is required in connection with the valid execution, delivery and consummation of the transaction contemplated by this Agreement;

(c) The Shares owned by the Transferor are free of any Liens.

5. REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE

The Transferee represents and warrants to the Transferor that the following statements are true, correct and complete with respect to the Transferee as of the Closing:

(a) The Transferee has full power, authority and legal capacity to enter into, deliver and perform this Agreement. This Agreement to which the Transferee is a party, when executed and delivered by the Transferee, will constitutes valid and legally binding obligations of the Transferee, enforceable in accordance with its terms;

(b) The execution, delivery and performance by the Transferee of this Agreement does not and will not contravene, breach or violate the terms of any agreement, document or instrument to which the Transferee is a party;

(c) This Agreement is made with the Transferee in reliance upon the Transferee’s representation to the Transferor, which by the Transferee’s execution of this Agreement, the Transferee hereby confirms, that the Shares to be acquired by the Transferee will be acquired for investment for the Transferee’s own account, not as a nominee or agent, and not with a view to the retransfer or distribution of any part thereof, and that the Transferee has no present intention of assigning, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Transferee further represents that the Transferee does not presently have any contract, undertaking, agreement or arrangement with any Person to assign, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Transferee has not been formed for the specific purpose of acquiring the Shares.

6. MISCELLANEOUS

6.1 Confidentiality.

(a) Disclosure of Terms. The terms and conditions of this Agreement, including its existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party.

(b) Permitted Disclosures. Notwithstanding the foregoing, the Parties may disclose the transaction terms to its Affiliate, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 6.1.

(c) Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the transaction terms, such Party (the “Disclosing Party”) shall provide the other parties with prompt written notice of that fact and shall consult with the other parties regarding such disclosure. At the request of another Party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

6.2 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Save as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

6.3 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof that would require the application of the laws of any other jurisdiction. Each of the Parties hereto (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of New York and any court of the United States located in the Borough of Manhattan in New York City with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts, (c) irrevocably appoints Gary Loffredo, the General Counsel of the Company, as agent upon whom process may be served in any such action or proceeding (d) irrevocably and unconditionally waives any defense or objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives any defense or objection of an inconvenient forum, and (e) agrees that a final judgment in any such action or proceeding that is no longer subject to appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

6.4 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after delivery by an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth in the first written above.

6.7 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.8 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

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IN WITNESS WHEREOF, the Parties have executed this Share Transfer Agreement as of the date first written above.

TRANSFEROR:	BISON ENTERTAINMENT AND MEDIA GROUP

By:
Name:
	Title:	Director

IN WITNESS WHEREOF, the Parties have executed this Share Transfer Agreement as of the date first written above.

TRANSFEREE:	BISON ENTERTAINMENT INVESTMENT LIMITED

By:
Name:
	Title:	Director